Exhibit 99.1

KONTOOR BRANDS REPORTS FIRST QUARTER 2020 RESULTS;
ANNOUNCES ACTIONS TO FURTHER STRENGTHEN FINANCIAL FLEXIBILITY

•	Significant business impacts from COVID-19 on Q1 2020 revenue and profit

•	Q1 2020 Reported Revenue of $504 million

•	Q1 2020 GAAP EPS of $(0.05), Adjusted EPS of $0.27

•	While Q1 2020 wholesale revenue declined due to customer door closures, digital sales increased 10 percent, including a 41 percent increase in U.S. digital wholesale

•	Credit facility amended to provide leverage covenant relief in future periods

•	Temporary suspension of dividend in conjunction with credit facility amendment

•	Significant new distribution and program gains expected for second half 2020
GREENSBORO, N.C. - May 7, 2020 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its first quarter ended March 28, 2020, and updated its impacts and actions related to COVID-19.
“The COVID-19 global pandemic has had an unprecedented impact on the world including Kontoor’s operations and results. During the first quarter, we took decisive actions to support the health and welfare of our most important asset, our colleagues around the world, as well as to strengthen our financial flexibility,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands. “Through February, results were in line with our expectations, but as the quarter progressed, impacts from COVID-19 became more pronounced. We’ve implemented several strategic actions to help navigate the near-term challenges, while positioning the company for future success. These measures, which include the amendment of our credit facility and the related temporary dividend suspension, will provide strengthened liquidity that is paramount in these uncertain times and enable Kontoor to emerge from this crisis well positioned to best serve the future needs of our stakeholders.”

COVID-19 Operational Impact Update
The Company’s first priority is to support the safety of its employees and consumers. Actions taken include enacting global travel restrictions for all employees, enabling remote-work flexibility, implementing enhanced cleaning and sanitation protocols in all facilities, and closing of owned retail stores globally.
Today, outside of Asia, the Company’s offices are essentially closed, with most associates successfully working remotely. The Company’s distribution centers around the world continue to operate and fulfill wholesale and DTC orders. All owned and partnership brick and mortar retail stores in China have re-opened, while owned retail stores in North America and Europe remain closed.

As discussed on the Company’s fourth quarter call, and consistent with expectations, February year-to-date revenue declined mid-single digits compared to adjusted results in the prior year with approximately one-third of the decline due to China as impacts from COVID-19 weighed heavily in the region. March revenue declined significantly, particularly in the U.S. and Europe, as retail and owned door closures and governmental stay-at-home orders increased. Given that the wholesale channel represented approximately 85 percent of the Company’s global revenue in 2019, continued customer door closures resulted in a material decline for April revenue, but digital trends have been improving in recent weeks. In the U.S., the Company’s largest online and brick and mortar retail partners are leaders in their respective channels of distribution. Although volumes have been reduced, sales to most of the Company’s largest customers are continuing.
To date, the Company has not experienced significant service disruptions to customers given its global, diversified supply chain network. As order volumes decelerated late in the first quarter, production in the Company’s owned manufacturing facilities was adjusted to align with demand and tightly manage inventory. As governmental conditions permit, the Company's owned manufacturing allows for flexing of production across diversified facilities and positions the Company to respond, with scale and speed, as demand warrants. In addition, a significant portion of the Company’s sourced finished products originate from various countries that are currently under governmental stay-at-home orders. Given long standing relationships with vendors, the Company continues to diligently monitor developments and work with partners to prioritize production to best align with demand.

Operational Actions Taken: Liquidity and Financing Update
Kontoor finished the first quarter with $479 million in cash and cash equivalents. Over the past sixty days, the Company has taken several proactive actions to enhance liquidity including the following:

•	Drew down $475 million from its revolving credit facility prior to amendment;

•	Amended the terms of its credit facility to provide future period covenant relief and increased flexibility, but requiring netted cash not to exceed $250 million;

•
Suspended payment of a quarterly dividend on a temporary basis in conjunction with the amended credit facility. The payment of a dividend has been a foundational element of the Kontoor investment thesis and Total Shareholder Return (TSR) model, and the Company’s Board of Directors is committed to re-establishing a dividend as soon as appropriate;

•	Announced temporary salary reductions for senior management and other key leaders as well as a reduction in fees for the Board of Directors;

•	Implemented temporary furloughs for certain personnel in retail stores, distribution centers, and corporate and regional offices;

•	Suspended merit increases for the Company’s global workforce; and

•	Executed operating expense savings initiatives and select capital expenditure reductions.

Although Kontoor is focused on extremely tight expense controls during this extraordinary crisis, the Company remains committed to and has the capacity to fund investments behind key long-

term strategic initiatives, including expenditures associated with the implementation of its new global ERP and information technology infrastructure.
As COVID-19 is complex and evolving rapidly, the Company’s actions as outlined above may be subject to change. The Company is monitoring and complying with all governmental orders.
This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

First Quarter 2020 Income Statement Review
COVID-19 had a significant impact on first quarter 2020 revenue. However, the Company continued transformational change to improve operational performance and set the stage for long-term profitable growth. While this change negatively impacted near-term revenue, quality-of-sales initiatives that focus on higher margin and faster growing lines of business, as well as the exit of select non-strategic lines of business and points of distribution, position the Company for future success.
In addition, COVID-19 impacted results beyond revenue. The first quarter was impacted by increased inventory provisions, increased allowances for credit losses and the cost of downtime in owned manufacturing facilities.
Unless otherwise stated, 2020 revenue growth rates are presented on an adjusted basis.
Revenue decreased to $504 million, a 22 percent year-over-year decline on a reported and constant currency basis. Compared with first quarter 2019 adjusted revenue, revenue declined 20 percent or 19 percent on a constant currency basis.
Revenue declines during the quarter, compared with first quarter 2019 adjusted revenue, were primarily the result of COVID-19 retail and owned door closures and stay-at-home orders.
During the first quarter, U.S. revenue was $379 million, down 16 percent on a reported basis. Compared with 2019 adjusted revenue, U.S. revenue declined 14 percent, driven primarily by the COVID-19 impacts. These declines were partially offset by growth in digital, with U.S. digital wholesale increasing 41 percent.
International revenue was $126 million, down 37 percent on a reported basis and down 35 percent in constant currency. Compared to first quarter 2019 adjusted revenue, the international revenue decline of 34 percent was primarily the result of COVID-19. China revenue was the most impacted.
Wrangler® brand global revenue decreased to $303 million, an 18 percent decline on a reported and constant currency basis. Compared to first quarter 2019 adjusted revenue, global Wrangler® revenue declined 17 percent and U.S. revenue declined 14 percent. Impacts from COVID-19, planned lower distressed sales and the planned exit or reduction of select non-core programs were the primary drivers of the U.S. decline.

Lee® brand global revenue decreased to $183 million, a 24 percent decline on a reported and constant currency basis. Compared to first quarter 2019 adjusted revenue, global Lee® revenue declined 24 percent and U.S. revenue declined 9 percent driven primarily by COVID-19.
Other global revenue declined 50 percent to $18 million on a reported basis, and 30 percent compared with adjusted first quarter 2019 revenue, driven by Company-owned store closures related to COVID-19, as well as planned reductions in the sale of goods manufactured for third parties, and Rock & Republic®.
Gross margin decreased 30 basis points to 37.8 percent of revenue on a reported basis. On an adjusted basis, gross margin decreased 320 basis points to 38.0 percent of revenue. Decreases were primarily driven by increased inventory provisions, which contributed approximately 340 basis points of the decline. Geographic mix also contributed 210 basis points to the decrease, which was adversely impacted by lower revenues generated in International markets, particularly in China. An additional 40 basis points of the decline was due to proactive production adjustments, including downtime in some manufacturing facilities to align production with near-term demand. These factors more than offset approximately 200 basis points of structural improvement from restructuring, quality-of-sales initiatives, pricing, product cost enhancements and improving channel mix.
Selling, General & Administrative (SG&A) expenses were $191 million on a reported basis. On an adjusted basis, SG&A was $170 million, down $22 million from first quarter adjusted 2019 and up 310 basis points to 33.6 percent of revenue. Tight expense control and restructuring benefits helped offset increased allowances for credit losses and fixed cost de-leverage due to revenue declines.
Operating loss on a reported basis was $(0.2) million. On an adjusted basis, operating income was $22 million, down from $68 million in the same period in 2019 reflecting the significant impacts of COVID-19.  Adjusted operating margin decreased to 4.4 percent of revenue, driven by increased inventory provisions, increased allowances for credit losses, and fixed cost de-leverage of lower sales, more than offsetting restructuring benefits, cost savings and quality-of-sales initiatives.
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $6.8 million. Adjusted EBITDA was $30 million. EBITDA margin on a reported basis decreased to 1.3 percent of revenue. Adjusted EBITDA margin decreased 610 basis points to 5.9 percent of revenue, primarily due to the impacts of COVID-19 outlined above.
Loss per share was $(0.05) on a reported basis. Adjusted earnings per share was $0.27.

March 28, 2020 Balance Sheet Review
The Company ended the first quarter of 2020 with $479 million in cash and equivalents, and approximately $1.4 billion in total long-term debt.

During the first quarter of 2020, the Company paid a cash dividend of $0.56 per share.

Inventory at the end of the first quarter of 2020 was $489 million, down 6 percent compared to the prior year period.

Amended terms of the credit facility include:

•
Covenant relief in future periods including a net leverage ratio covenant of 5.5x in the second and third quarters of 2020, 5.0x in the fourth quarter of 2020, 4.5x in the first quarter of 2021 and 4.0x thereafter;

•	Minimum liquidity requirement of $200 million through the end of second quarter of 2021 or earlier if certain criteria are met; and

•
Suspension of dividend payments for the second and third quarters of 2020 with "restricted payments" (as defined in the amendment), including dividends, permitted after the third quarter of 2020 if certain criteria are met.

Outlook
As previously announced, and as a result of the uncertainty and significant business impacts caused by COVID-19, Kontoor has withdrawn its 2020 guidance provided on March 5, 2020, and is not providing an updated outlook at this time.
“The uncertainty of COVID-19 remains. I want to thank our colleagues around the world for their dedication and perseverance during this difficult time,” said Baxter. “We believe Kontoor’s key retail partners remain well positioned to navigate this environment. With more than 200 years of authentic heritage, our two iconic brands offer consumers a distinct value proposition. In addition, we are highly encouraged by significant new programs and distribution gains that are expected for the second half of 2020. Our iconic brands, coupled with our cost savings efforts and scaled, agile supply chain, position Kontoor well in the marketplace,” said Baxter.
While the Company is not providing full-year 2020 guidance at this time, additional perspective and assumptions are as follows:

•
The Company continues to take the necessary, proactive steps to accommodate a prolonged COVID-19 environment. Negative impacts on revenue, operating income and EPS are anticipated to be most pronounced in the second quarter of 2020.

•
Although the Company is not guiding on the impact of COVID-19 in the second half of 2020, underlying revenue and gross margins in the second half of 2020 are expected to benefit from new programs and distribution gains, as well as improvement of impacts from 2019 restructuring and quality-of-sales actions.

•
Due to predictions of a prolonged economic downturn, the Company has performed stress testing for various demand scenarios during 2020 and believes the actions previously covered in the liquidity and financing update support liquidity requirements and provide operating flexibility.

Webcast Information
Kontoor Brands will host its first quarter 2020 conference call beginning at 8:30 a.m. Eastern Time today, May 7, 2020. The conference will be broadcast live via the Internet, accessible at

https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures
Adjusted Amounts - This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in our business model and other adjustments. Adjustments during 2020 primarily represent costs associated with the Company's global ERP implementation and information technology infrastructure build-out.
Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.
Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements
Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the Company's spin-off from VF Corporation, including the risk of disruption to our business in connection with the spin-off and that the Company could lose revenue as a result of such disruption; the risk that the Company does not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of the Company; the risk of significant costs to the Company to perform certain functions (currently being performed by VF Corporation for the Company on a transitional basis) following the transition period; and the risk associated with significant restrictions on the Company’s actions in order to avoid triggering tax-related liabilities. Other risks for the Company include foreign currency fluctuations; the level of consumer demand for apparel; financial difficulty experienced by the retail industry; disruption to distribution systems; reliance on a small number of large customers; the financial strength of customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; restrictions on the Company’s business relating to its debt obligations; diseases, epidemics and public health-related concerns, such as the recent impact of the COVID-19 pandemic, which could continue to result in closed factories, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense industry competition, including from online retailers, and manufacturing and product innovation; changes to trade policy, including tariff and import/export regulations; increasing pressure on margins; ability to implement its business strategy; ability to grow its international and direct-to-consumer businesses; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; stability of manufacturing facilities and foreign suppliers; continued use by suppliers of ethical business practices; ability to accurately forecast demand for products; continuity of members of management; ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; operational difficulties and additional expenses related to the Company’s design and implementation of an enterprise resource planning software system; maintenance by licensees and distributors of the value of the Company’s brands; ability to execute and integrate acquisitions; changes in tax laws and liabilities; volatility in the price and trading volume of the Company’s common stock; failure to declare future cash dividends; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the recent exit of the United Kingdom from the European Union ("Brexit") or any other similar referendums that may be held; and unseasonal or severe weather conditions. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars in thousands)	2020	2019	Change
Net revenues	$504,498	$648,344	(22)%
Costs and operating expenses
Cost of goods sold	313,734	401,025	(22)%
Selling, general and administrative expenses	190,928	222,124	(14)%
Total costs and operating expenses	504,662	623,149	(19)%
Operating (loss) income	(164)	25,195	(101)%
Interest income from former parent, net	—	2,339	(100)%
Interest expense	(10,939)	(98)	*
Interest income	416	1,423	(71)%
Other expense, net	(450)	(971)	(54)%
(Loss) income before income taxes	(11,137)	27,888	(140)%
Income taxes	(8,425)	12,475	(168)%
Net (loss) income	$(2,712)	$15,413	(118)%
(Loss) earnings per common share
Basic	$(0.05)	$0.27
Diluted	$(0.05)	$0.27
Weighted average shares outstanding
Basic	56,875	56,648
Diluted	57,947	56,648
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2020 and March 2019 relate to the 13-week fiscal periods ended March 28, 2020 and March 30, 2019, respectively. References to March 2020, December 2019 and March 2019 relate to the balance sheets as of March 28, 2020, December 28, 2019 and March 30, 2019, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

(In thousands)	March 2020	December 2019	March 2019
ASSETS
Current assets
Cash and equivalents	$479,366	$106,808	$102,945
Accounts receivable, net	213,080	228,459	299,328
Due from former parent, current	—	—	291,127
Notes receivable from former parent	—	—	517,940
Inventories	488,750	458,101	519,006
Prepaid expenses and other current assets	78,597	84,235	50,671
Total current assets	1,259,793	877,603	1,781,017
Due from former parent, noncurrent	—	—	370
Property, plant and equipment, net	129,884	132,192	138,972
Operating lease assets	83,022	86,582	77,305
Intangible assets, net	16,914	17,293	51,913
Goodwill	211,739	212,836	213,623
Other assets	200,443	190,650	122,210
TOTAL ASSETS	$1,901,795	$1,517,156	$2,385,410
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$3,487	$1,070	$8,368
Accounts payable	149,922	147,347	147,403
Due to former parent, current	—	—	3,865
Notes payable to former parent	—	—	241,867
Accrued liabilities	180,538	194,744	206,517
Operating lease liabilities, current	32,781	35,389	29,156
Total current liabilities	366,728	378,550	637,176
Operating lease liabilities, noncurrent	54,150	54,746	51,533
Other liabilities	110,666	101,334	117,719
Long-term debt	1,388,736	913,269	—
Commitments and contingencies
Total liabilities	1,920,280	1,447,899	806,428
Total (deficit) equity	(18,485)	69,257	1,578,982
TOTAL LIABILITIES AND EQUITY	$1,901,795	$1,517,156	$2,385,410

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2020	2019
OPERATING ACTIVITIES
Net (loss) income	$(2,712)	$15,413
Adjustments to reconcile net (loss) income to cash (used) provided by operating activities:
Depreciation and amortization	7,385	7,703
Stock-based compensation	2,466	7,685
Due from former parent	—	256,803
Due to former parent	—	(12,268)
Other	(52,556)	(68,849)
Cash (used) provided by operating activities	(45,417)	206,487
INVESTING ACTIVITIES
Capital expenditures	(10,423)	(5,300)
Software purchases	(8,781)	—
Other	(3,104)	(20)
Cash used by investing activities	(22,308)	(5,320)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	512,500	—
Repayments under revolving credit facility	(37,500)	—
Repayment of notes payable to former parent	—	(27,245)
Net transfers to former parent	—	(173,485)
Dividends paid	(31,877)	—
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(1,855)	—
Other	2,566	5,081
Cash provided (used) by financing activities	443,834	(195,649)
Effect of foreign currency rate changes on cash and cash equivalents	(3,551)	651
Net change in cash and cash equivalents	372,558	6,169
Cash and cash equivalents – beginning of period	106,808	96,776
Cash and cash equivalents – end of period	$479,366	$102,945

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2020	2019
Segment revenues:
Wrangler	$303,386	$369,935	(18)%	(18)%
Lee	182,756	241,531	(24)%	(24)%
Total reportable segment revenues	486,142	611,466	(20)%	(20)%
Other revenues (b)	18,356	36,878	(50)%	(50)%
Total net revenues	$504,498	$648,344	(22)%	(22)%
Segment profit:
Wrangler	$33,863	$23,665	43%	43%
Lee	973	17,633	(94)%	(95)%
Total reportable segment profit	$34,836	$41,298	(16)%	(16)%
Corporate and other expenses	(33,222)	(13,989)	137%	138%
Interest income from former parent, net	—	2,339	(100)%	(100)%
Interest expense	(10,939)	(98)	*	*
Interest income	416	1,423	(71)%	(70)%
Loss related to other revenues (b)	(2,228)	(3,085)	28%	28%
(Loss) income before income taxes	$(11,137)	$27,888	(140)%	(140)%

(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other includes sales of third-party branded merchandise at VF Outlet™ stores, sales and licensing of Rock & Republic® branded apparel, and sales of products manufactured for third parties. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in their respective segments. Prior to 2020, the Other category also included transactions with VF for pre-Separation activities, none of which continued in 2020. These transactions included sales of VF-branded products at VF Outlet™ stores, as well as sales to VF for products manufactured in our plants, use of our transportation fleet and fulfillment of a transition services agreement related to VF’s sale of its Nautica® brand business in mid-2018.
* Calculation not meaningful

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2020
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$303,386	$1,241	$304,627
Lee	182,756	1,813	184,569
Total reportable segment revenues	486,142	3,054	489,196
Other revenues	18,356	18	18,374
Total net revenues	$504,498	$3,072	$507,570
Segment profit:
Wrangler	$33,863	$87	$33,950
Lee	973	(128)	845
Total reportable segment profit	$34,836	$(41)	$34,795
Corporate and other expenses	(33,222)	(69)	(33,291)
Interest expense	(10,939)	3	(10,936)
Interest income	416	8	424
Loss related to other revenues	(2,228)	16	(2,212)
(Loss) income before income taxes	$(11,137)	$(83)	$(11,220)
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended March
(In thousands, except for per share amounts)	2020	2019

Net revenues - as reported under GAAP	$504,498	$648,344
Business model changes (a)	—	(18,416)
Adjusted net revenues	$504,498	$629,928

Cost of goods sold - as reported under GAAP	$313,734	$401,025
Restructuring & separation costs (b)	(1,082)	(12,847)
Business model changes (a)	—	(17,831)
Other adjustments (c)	—	(186)
Adjusted cost of goods sold	$312,652	$370,161

Selling, general and administrative expenses - as reported under GAAP	$190,928	$222,124
Restructuring & separation costs (b)	(21,318)	(23,734)
Business model changes (a)	—	(3,724)
Other adjustments (c)	—	(2,638)
Adjusted selling, general and administrative expenses	$169,610	$192,028

Other expense, net - as reported under GAAP	$(450)	$(971)
Business model changes (a)	—	61
Other adjustments (c)	785	1,368
Adjusted other expense, net	$335	$458

Diluted earnings per share - as reported under GAAP	$(0.05)	$0.27
Restructuring & separation costs (b)	0.31	0.59
Business model changes (a)	—	0.06
Other adjustments (c)	—	0.04
Adjusted diluted earnings per share	$0.27	$0.96

Net (loss) income - as reported under GAAP	$(2,712)	$15,413
Income taxes	(8,425)	12,475
Interest income from former parent, net	—	(2,339)
Interest expense	10,939	98
Interest income	(416)	(1,423)
EBIT	$(614)	$24,224

Depreciation and amortization - as reported under GAAP	$7,385	$7,703
Restructuring & separation costs (b)	(131)	—
Adjusted depreciation and amortization	$7,254	$7,703

EBITDA	$6,771	$31,927
Restructuring & separation costs (b)	22,269	36,581
Business model changes (a)	—	3,200
Other adjustments (c)	785	4,192
Adjusted EBITDA	$29,825	$75,900

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures

Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes related to the exit of unprofitable markets in Europe, the transition of our former Central and South America region to a licensed model, and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in an insignificant corresponding tax impact for the three months ended March 2019.
(b) Restructuring costs related to strategic actions taken to achieve cost savings, and separation costs related to the spin-off from VF Corporation and establishment of Kontoor as a separate public company, including the ongoing implementation of a global ERP system and information technology infrastructure. These restructuring and separation costs resulted in a corresponding tax impact of $4.3 million and $3.2 million for the three months ended March 2020 and March 2019, respectively.
(c) Other adjustments have been made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflects the anticipated cost structure of a separate public company. These other adjustments resulted in a corresponding tax impact of $0.4 million for the three months ended March 2019.
Other adjustments have also been made to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense for calculation of adjusted EBITDA for debt compliance purposes.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended March
	2020		2019
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$504,498	$504,498	$648,344	$629,928

Gross profit	$190,764	$191,846	$247,319	$259,767
As a percentage of total net revenues	37.8%	38.0%	38.1%	41.2%

Selling, general and administrative expenses	$190,928	$169,610	$222,124	$192,028
As a percentage of total net revenues	37.8%	33.6%	34.3%	30.5%

Operating (loss) income	$(164)	$22,236	$25,195	$67,739
As a percentage of total net revenues	—%	4.4%	3.9%	10.8%
(Loss) earnings per common share - diluted	$(0.05)	$0.27	$0.27	$0.96

EBIT	$(614)	$22,571	$24,224	$68,197

EBITDA	$6,771	$29,825	$31,927	$75,900
As a percentage of total net revenues	1.3%	5.9%	4.9%	12.0%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2020
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$236,282	$92,578	$4,061	$332,921
Non-U.S. Wholesale	46,937	59,853	304	107,094
Branded Direct-To-Consumer	20,167	30,325	2	50,494
Other	—	—	13,989	13,989
Total	$303,386	$182,756	$18,356	$504,498

Geographic revenues
U.S.	$252,584	$107,968	$18,052	$378,604
International	50,802	74,788	304	125,894
Total	$303,386	$182,756	$18,356	$504,498

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenues (Non-GAAP)
(Unaudited)

	Three Months Ended March 2019
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$276,825	$100,859	$6,725	$384,409
Non-U.S. Wholesale	68,655	100,896	—	169,551
Branded Direct-To-Consumer	24,455	39,776	—	64,231
Other	—	—	30,153	30,153
Total	$369,935	$241,531	$36,878	$648,344

Geographic revenues
U.S.	$293,869	$119,120	$36,878	$449,867
International	76,066	122,411	—	198,477
Total	$369,935	$241,531	$36,878	$648,344

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(3,924)	(1,206)	—	(5,130)
Branded Direct-To-Consumer	(2,216)	(457)	—	(2,673)
Other	—	—	(10,613)	(10,613)
Total	$(6,140)	$(1,663)	$(10,613)	$(18,416)

Geographic revenues
U.S.	$—	$—	$(10,613)	$(10,613)
International	(6,140)	(1,663)	—	(7,803)
Total	$(6,140)	$(1,663)	$(10,613)	$(18,416)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$276,825	$100,859	$6,725	$384,409
Non-U.S. Wholesale	64,731	99,690	—	164,421
Branded Direct-To-Consumer	22,239	39,319	—	61,558
Other	—	—	19,540	19,540
Total	$363,795	$239,868	$26,265	$629,928

Geographic revenues
U.S.	$293,869	$119,120	$26,265	$439,254
International	69,926	120,748	—	190,674
Total	$363,795	$239,868	$26,265	$629,928

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation.